EXHIBIT 99.1

For further information contact:

AT EMISPHERE TECHNOLOGIES, INC.
Elliot Maza
Chief Financial Officer
(914) 785-4742

Media
Dan Budwick
BMC Communications
212.477.9007 ext.14

EMISPHERE ISSUES $10 MILLION NOTE TO NOVARTIS AND ENTERS INTO
OPTION AND LICENSE AGREEMENT

Tarrytown, NY – December 1, 2004 --- Emisphere Technologies, Inc. (“Emisphere”, NASDAQ: EMIS) announced today that it has received $10 million from Novartis Pharma AG in exchange for a convertible note.

The investment is in conjunction with an option and license agreement between Novartis and Emisphere entered into today for the development and commercialization of an oral form of parathyroid hormone (PTH) by Novartis using Emisphere’s eligen® delivery technology.

Emisphere is currently engaged in litigation with Eli Lilly and Company (“Lilly”) concerning the termination of the existing oral PTH collaboration between the two companies.  Novartis has acquired an option to license Emisphere’s eligen® technology for the development of an oral PTH that is dependent upon, amongst other things, Emisphere being in a position to grant such a license to Novartis without infringing a third party’s rights. In addition to the $10 million investment from Novartis, if Novartis exercises its option to the license, Emisphere is eligible for milestone payments totaling up to a maximum of $30 million, plus royalties on sales of the product.  The repayment of the note is not contingent on the outcome of the litigation with Lilly.  Repayment is at Emisphere’s option in cash or stock.  The stock price is set at the time of conversion.

“Emisphere owns significant intellectual property rights around oral PTH compositions and oral dosage forms,” commented Michael Goldberg, M.D., chairman and chief executive of Emisphere.  “Historically we have invested heavily in securing intellectual property rights around our eligen® technology.  This financing allows Emisphere to increase its cash position without near-term dilution.”

This agreement marks the third between the two companies.  In 2000 Emisphere and Novartis entered into a license agreement for the development of oral salmon calcitonin for the treatment of osteoporosis; in 2004 the two companies entered into an agreement for the development of oral human growth hormone.

About Recombinant Human Parathyroid Hormone (PTH 1-34)

Recombinant Parathyroid Hormone (PTH 1-34) is a bone anabolic/formation compound, within a new class of drugs called bone-formation agents that not only reduce bone loss, but stimulate new bone formation.

About The eligen® Technology

Emisphere’s broad-based oral drug delivery technology platform, known as the eligen® technology, is based on the use of proprietary, synthetic chemical compounds, known as EMISPHERE® delivery agents, or “carriers”.  These molecules facilitate or enable the transport of the therapeutic macromolecules across biological membranes such as those of the gastrointestinal tract, and exert their desired pharmacological effect. Emisphere’s eligen® technology makes it possible to orally deliver a therapeutic molecule without altering its chemical form or biological integrity.

About Emisphere Technologies, Inc.

Emisphere Technologies, Inc. (NASDAQ: EMIS) is a biopharmaceutical company pioneering the oral delivery of otherwise injectable drugs. Emisphere’s business strategy is to develop oral forms of injectable drugs, either alone or with corporate partners, by applying its proprietary eligen® technology to those drugs or licensing its eligen® technology to partners who typically apply it directly to their marketed drugs. Emisphere’s eligen® technology has enabled the oral delivery of proteins, peptides, macromolecules and charged organics. Emisphere and its partners have advanced oral formulations or prototypes of salmon calcitonin, heparin, insulin, parathyroid hormone, human growth hormone and cromolyn sodium into clinical trials. Emisphere has strategic alliances with world-leading pharmaceutical companies. For further information, please visit http://www.emisphere.com.

Safe Harbor Statement Regarding Forward-looking Statements

The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K (file no. 1-10615) filed on March 29, 2004.

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